Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization
Applied Kehmaschinen (AK)	Federal Republic of Germany
Applied Sweepers Group Leasing (U.K.)	United Kingdom
Applied Sweepers Holdings. Ltd.	United Kingdom
Applied Sweepers Int’l. Limited	United Kingdom
Applied Sweepers Limited	United Kingdom
Floorep Limited	United Kingdom
Hofmans Machinefabriek	Netherlands
Nobles Floor Machines Limited	United Kingdom
Recumbrimientos Tennant, S. de R.L. de C.V.	United Mexican States
Sociedade Alfa Ltda.	Federative Republic of Brazil
Sorma ICB Bulgaria	Republic of Bulgaria
Tennant Asia Pacific Holdings Pte Ltd.	Republic of Singapore
Tennant CEE GmbH	Republic of Austria
Tennant Cleaning Systems and Equipment (Shanghai) Co., Ltd.	People’s Republic of China
Tennant Cleaning Systems India Private Limited	Republic of India
Tennant Company	Minnesota
Tennant Company Far East Headquarters	Republic of Singapore
Tennant Europe B.V.	Netherlands
Tennant Europe N.V. Belgium	Belgium
Tennant France S.A.	French Republic
Tennant GmbH & Co. KG	Federal Republic of Germany
Tennant Holding B.V.	Netherlands
Tennant Holdings LLC	Minnesota
Tennant N.V.	Netherlands
Tennant New Zealand Ltd.	New Zealand
Tennant Portugal E. de L., S.U., L. da	Portuguese Republic
Tennant SA Holdings LLC	Minnesota
Tennant Sales and Service Company	Minnesota
Tennant Sales and Service Italy S.R.L.	Republic of Italy
Tennant Sales and Service Scandinavia ApS	Kingdom of Denmark
Tennant Sales and Service Spain, S.A.	Kingdom of Spain
Tennant Scotland Limited	United Kingdom
Tennant Sverige AB	Kingdom of Sweden
Tennant UK Limited	United Kingdom
Tennant Uruguay S.A.	Eastern Republic of Uruguay
Tennant Verwaltungs-gesellschaft GmbH	Federal Republic of Germany
Walter-Broadley Machines Limited	United Kingdom
Walter-Broadley Limited	United Kingdom